Exhibit 99.1

USANA Reports Record Fourth Quarter Financial Results; Net Sales up 55%; Net Earnings up 107%

    SALT LAKE CITY--(BUSINESS WIRE)--Feb. 3, 2004--USANA Health Sciences Inc. (Nasdaq: USNA) today announced record financial results for the fiscal fourth quarter and year ended Jan. 3, 2004.
    Net sales for the quarter ended Jan. 3, 2004 were $59.5 million, up 55% from the $38.3 million reported for the fourth quarter of 2002. The total number of active Associates increased by 22,000 to approximately 88,000 from the prior year fourth quarter and was the key driver of this revenue growth. Net sales were affected positively in the fourth quarter by stronger foreign currencies relative to the U.S. dollar. Excluding the impact of foreign currency, sales growth would still have been 44%.
    Net earnings for the fourth quarter were $6.8 million, up 107% from $3.3 million in net earnings reported for the prior year's fourth quarter. Earnings per share for the fourth quarter increased to $0.32 per share, from $0.16 per share for the fourth quarter of 2002. This increase includes $0.02 per share from a favorable adjustment of the company's effective tax rate for the fourth quarter of 2003.
    Due to the company's accounting cycle, fiscal 2003 comprised 53 weeks rather than the typical 52 weeks. Therefore, the fourth quarter of 2003 was a 14-week period, compared to a typical 13-week quarter. As a result, net sales for the fourth quarter were affected positively by nearly $4 million, and earnings per share for the quarter improved by approximately $0.02.
    For the fiscal year ended Jan. 3, 2004, net sales were $200 million, an increase of 50%, compared with $133.8 million reported for the full fiscal year 2002. Net earnings for fiscal year 2003 were $20.8 million, up 145% from the $8.5 million in net earnings reported for the prior year. Earnings per share for 2003 were $0.98 per share, compared with $0.41 per share for the full fiscal year 2002.
    "The growth in our sales during the fourth quarter is primarily the result of the dedication of our Associates in selling our advanced, scientifically based nutritional products," said Dave Wentz, president of USANA. "We have continued to invest in our Associates and are committed to providing them with the resources necessary to be successful. Our active Associate base for the fourth quarter of 2003 was 33% higher than our base for the fourth quarter of 2002. We opened our operations in Singapore in November, where more than 1,000 new Associates attended our ribbon-cutting ceremony. We believe that Singapore will be a strategic market for USANA, as we plan for future expansion in the Asia Pacific region."
    Commenting on the fourth quarter and year-end results, Gilbert A. Fuller, chief financial officer, said, "This was another record quarter for both sales and earnings, further demonstrating the effectiveness of the direct selling channel for distributing our high-quality, scientifically developed products. Even absent the extra week this quarter, our sales still would have increased to approximately $56 million, a 46% increase compared with the fourth quarter of 2002.
    "Building on the continued strength of our operating performance in each of our markets, we now expect that sales for the first quarter of 2004 will approach $60 million, with earnings per share of approximately $0.31, depending upon the timing and success of our opening in Mexico. For the full year 2004, we believe that sales will be in the range of $245 to $255 million and that earnings per share will be between $1.35 and $1.40, based on an estimated 34% tax rate.
    "We continued to improve our balance sheet during the fourth quarter and ended the year with no debt and $19 million in cash and cash equivalents," Fuller concluded.
    USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, Feb. 4, 2004 at 9 a.m. EST. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

    About USANA

    USANA develops and manufactures high quality nutritionals, personal care and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Non-GAAP Information

    This press release also includes the following non-GAAP information that the company believes to be material to an understanding of its operating results: (1) the impact of foreign currency translation on net sales, (2) the effect of favorable tax treatment on earnings, (3) the effective tax rate for the fourth quarter of 2003 of the company and (4) customer count data.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, changes in the effective tax rate, the possible continued spread of severe acute respiratory syndrome (SARS) and "bird flu" in Asia, and risks associated with international expansion. Those statements include: (1) " ... we now expect that sales for the first quarter of 2004 will approach $60 million, with earnings per share to be approximately $0.31, depending upon the timing and success of our opening in Mexico." (2) "For the full year 2004, we believe that sales will be in the range of $245 to $255 million and that earnings per share will be between $1.35 and $1.40, based on an estimated 34% tax rate." The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q.



                      USANA Health Sciences Inc.
                  Consolidated Statements of Earnings
                 (In thousands, except per share data)

                              Quarter Ended         Year Ended
                          --------------------- ----------------------
                          28-Dec-02   3-Jan-04  28-Dec-02   3-Jan-04
                          ---------- ---------- ---------- -----------
                          (Unaudited)(Unaudited)           (Unaudited)

 Net sales                  $38,299    $59,486   $133,776    $200,013
 Cost of sales                8,892     13,421     33,392      44,422
                          ---------- ---------- ---------- -----------
       Gross profit          29,407     46,065    100,384     155,591

 Operating expenses
    Associate incentives     14,810     23,584     51,174      78,675
    Selling, general and
     administrative           9,668     12,341     35,382      44,413
    Research and
     development                336        298      1,035       1,384
                          ---------- ---------- ---------- -----------

       Earnings from
        operations            4,593      9,842     12,793      31,119

 Other income (expense)         (18)      (139)      (221)        192
                          ---------- ---------- ---------- -----------
       Earnings before
        income taxes          4,575      9,703     12,572      31,311

 Income taxes                 1,270      2,866      4,069      10,494
                          ---------- ---------- ---------- -----------

 NET EARNINGS                $3,305     $6,837     $8,503     $20,817
                          ========== ========== ========== ===========

 Earnings per share -
  diluted                     $0.16      $0.32      $0.41       $0.98
                          ========== ========== ========== ===========
 Weighted average shares
  outstanding - diluted      20,749     21,389     20,647      21,319
                          ========== ========== ========== ===========


                      USANA Health Sciences Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                       As of      As of
                                     28-Dec-02   3-Jan-04
                                     ---------- ----------
                                                (Unaudited)
ASSETS
    Cash and cash equivalents           $6,686    $18,965
    Inventories                          9,119     14,069
    Other current assets                 3,102      5,215
                                     ---------- ----------
 Total current assets                   18,907     38,249

Property and equipment, net             18,405     20,195
   Goodwill                                         4,267
   Other assets                          1,801      2,416
                                     ---------- ----------
 Total assets                          $39,113    $65,127
                                     ========== ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

   Current maturities of
    long-term debt                      $3,428         $-
   Capital lease obligations,
    current                                 17          -
   Accounts payable                      2,666      5,215
   Other current liabilities             8,655     14,704
   Line of credit                        2,913          -
                                     ---------- ----------
Total current liabilities               17,679     19,919

Long-term debt, less current
 maturities                              2,572          -
Other long-term liabilities                769        837

Stockholders' equity                    18,093     44,371
                                     ---------- ----------
 Total liabilities and stockholders'
  equity                               $39,113    $65,127
                                     ========== ==========




                      USANA Health Sciences Inc.
                            Sales by Market
                            (in thousands)

                                        Quarter Ended
                         ---------------------------------------------
                                28-Dec-02              3-Jan-04
                         ----------------------- ---------------------
                               (Unaudited)            (Unaudited)
Region
  United States             $18,674      48.8%    $25,716      43.2%
  Canada                      8,615      22.5%     12,436      20.9%
  Australia-New Zealand       4,950      12.9%      9,078      15.3%
  Hong Kong                   2,345       6.1%      2,570       4.3%
  Japan                       1,372       3.6%      2,104       3.5%
  Taiwan                      2,343       6.1%      4,030       6.8%
  Korea                                   0.0%      1,444       2.4%
  Singapore                               0.0%        920       1.5%
  Wasatch                                 0.0%      1,188       2.0%
                         ----------- --------- ----------- ---------
                            $38,299     100.0%    $59,486     100.0%
                         =========== ========= =========== =========


                     Active Associates by Market

                                           As of
                         ---------------------------------------------
                                28-Dec-02            3-Jan-04
                         ----------------------- ---------------------
                               (Unaudited)          (Unaudited)
Region
  United States              28,000      42.4%     35,000      39.8%
  Canada                     16,000      24.2%     19,000      21.6%
  Australia-New Zealand      11,000      16.7%     13,000      14.8%
  Hong Kong                   4,000       6.1%      4,000       4.5%
  Japan                       2,000       3.0%      3,000       3.4%
  Taiwan                      5,000       7.6%      8,000       9.1%
  Korea                                   0.0%      4,000       4.5%
  Singapore                                         2,000       2.3%
                         ----------- --------- ----------- ---------
                             66,000     100.0%     88,000     100.0%
                         =========== ========= =========== =========


                 Active Preferred Customers by Market

                                          As of
                         ---------------------------------------------
                                28-Dec-02              3-Jan-04
                         ----------------------- ---------------------
                               (Unaudited)            (Unaudited)
Region
  United States              27,000      60.0%     31,000      60.8%
  Canada                     13,000      28.9%     15,000      29.4%
  Australia-New Zealand       4,000       8.9%      4,000       7.8%
  Hong Kong                   1,000       2.2%      1,000       2.0%
  Japan                          (a)      0.0%         (a)      0.0%
  Taiwan                         (a)      0.0%         (a)      0.0%
  Korea                                   0.0%         (a)      0.0%
  Singapore                                            (a)      0.0%
                         ----------- --------- ----------- ---------
                             45,000     100.0%     51,000     100.0%
                         =========== ========= =========== =========


(a) Count of Active Preferred Customers is less than 500.

    CONTACT: USANA Health Sciences Inc.
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com